                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Summit Properties Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

(Summit Properties Logo)

March 25, 2002

Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Summit Properties Inc. to be held on Tuesday, May 14, 2002 at 11:00 a.m. at the offices of the Company, 309 East Morehead Street, Suite 200, Charlotte, North Carolina. The business to be conducted at the meeting is set forth in the formal notice that follows. At the meeting, we will review Summit's operations, report on 2001 financial results and discuss Summit's plans for the future. Our directors and management team will be available to answer any questions you may have from the floor.

Your vote is important to us. We hope that you will take the time to complete, sign and return the enclosed proxy card in the return envelope provided. Summit relies upon its stockholders to promptly complete, sign and return the cards in order to minimize costs relating to proxy solicitation. If you attend the meeting, as we hope you do, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person from the floor.

Thank you for your continued support of and interest in Summit.

Sincerely,

/s/ Steven R. LeBlanc
Steven R. LeBlanc
President and Chief Executive Officer

                             SUMMIT PROPERTIES INC.
                      309 EAST MOREHEAD STREET, SUITE 200
                        CHARLOTTE, NORTH CAROLINA 28202

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 14, 2002
                             ---------------------

     NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of Summit Properties Inc. (the "Company") will be held on Tuesday, May 14, 2002 at 11:00 a.m. at the offices of the Company, 309 East Morehead Street, Suite 200, Charlotte, North Carolina, for the following purposes:

        1. To elect two directors of the Company to serve until the 2005 annual meeting of stockholders and until their respective successors are duly elected and qualified.

        2. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

     Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

     The Board of Directors has fixed the close of business on March 6, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

     You are requested to complete and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                         By Order of the Board of Directors

                                         /s/ Michael G. Malone

                                         Michael G. Malone, Esq.
                                         Secretary

Charlotte, North Carolina
March 25, 2002

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                             SUMMIT PROPERTIES INC.
                      309 EAST MOREHEAD STREET, SUITE 200
                        CHARLOTTE, NORTH CAROLINA 28202

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                    FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 14, 2002
                                                                  March 25, 2002

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Summit Properties Inc. (the "Company") for use at the 2002 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 14, 2002, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote upon the election of two directors of the Company and to act upon any other matters properly brought before them.

    This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about March 25, 2002. The Board of Directors has fixed the close of business on March 6, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $.01 per share ("Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 27,188,210 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them.

    The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted in determining the presence of a quorum. The affirmative vote of a plurality of votes cast at a meeting at which a quorum is present is sufficient for the election of directors. Abstentions and broker non-votes will be disregarded in determining the "votes cast" for purposes of electing directors. "Broker non-votes" are proxies from brokers or other nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

    STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED PRIOR TO SUCH TIME AND NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES FOR THE BOARD OF DIRECTORS OF THE COMPANY NAMED IN THIS PROXY STATEMENT. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THIS PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

    A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

     The Company's 2001 Annual Report, including financial statements for the fiscal year ended December 31, 2001, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY AT THE FOLLOWING ADDRESS: 309 EAST MOREHEAD STREET, SUITE 200, CHARLOTTE, NC 28202, ATTN: SUSAN WILSON.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of seven members. At the Annual Meeting, two Class II directors will be elected to serve until the 2005 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Board of Directors has nominated Steven R. LeBlanc and Nelson Schwab III (the "Nominees") for election as Class II directors at the Annual Meeting. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Bylaws. See "Other Matters -- Stockholder Proposals" for a summary of these requirements.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES, STEVEN R. LEBLANC AND NELSON SCHWAB III.

INFORMATION REGARDING NOMINEES, OTHER DIRECTORS AND EXECUTIVE OFFICERS

     The following table and biographical descriptions set forth certain information with respect to the two Nominees for re-election as Class II directors at the Annual Meeting, the continuing directors whose terms expire at the annual meetings of stockholders in 2003 and 2004, and the executive officers of the Company who are not directors, based on information furnished to the Company by such directors and executive officers. There is no family relationship between any director or executive officer of the Company. Unless otherwise specified, the following information is as of December 31, 2001.

                                                                          NUMBER OF        PERCENT OF
                                                                          SHARES AND       ALL SHARES
                                                           DIRECTOR      COMMON UNITS      AND COMMON
NAME                                                        SINCE     BENEFICIALLY OWNED    UNITS(1)
----                                                       --------   ------------------   ----------
Class II Nominees for Election at 2002 Annual Meeting
(Term to Expire in 2005)
  Steven R. LeBlanc......................................    1998           432,377(2)        1.40%
  Nelson Schwab III......................................    1994            43,000(3)           *
Class III Continuing Directors
(Term to Expire in 2003)
  James M. Allwin........................................    1999            83,500(4)           *
  William B. McGuire, Jr.................................    1994           997,877(5)        3.25%
  William F. Paulsen.....................................    1994         1,026,283(6)        3.34%

                                                                          NUMBER OF        PERCENT OF
                                                                          SHARES AND       ALL SHARES
                                                           DIRECTOR      COMMON UNITS      AND COMMON
NAME                                                        SINCE     BENEFICIALLY OWNED    UNITS(1)
----                                                       --------   ------------------   ----------
Class I Continuing Directors
(Term to Expire in 2004)
  Henry H. Fishkind......................................    1994            35,588(3)           *
  James H. Hance, Jr.....................................    1994            29,994(7)           *

---------------

  * Less than one percent.

(1) Assumes that all common units of limited partnership interest ("Common Units") of Summit Properties Partnership, L.P., a Delaware limited partnership and the Company's principal operating subsidiary (the "Operating Partnership"), held by the person are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The total number of shares of Common Stock and Common Units used in calculating this percentage assumes that all of the Common Units outstanding held by persons other than the Company are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The Common Units held by the Company are not included for purposes of this calculation. As of December 31, 2001, there were 27,050,221 shares of Common Stock outstanding and 3,558,124 Common Units outstanding held by persons other than the Company. Options to purchase shares of Common Stock that are exercisable within 60 days of December 31, 2001 are deemed outstanding for computing the ownership of each director as a percentage of the total number of shares and Common Units outstanding, but are not deemed outstanding for computing the percentage of any other person.

(2) The indicated ownership includes 239,600 shares of Common Stock subject to stock options exercisable within 60 days, 730 shares of restricted stock awarded under the Company's 1994 Stock Option and Incentive Plan, as amended and restated (the "1994 Stock Plan"), that vest in January 2002 and 12,937 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2002.

(3) The indicated ownership includes 23,000 shares of Common Stock subject to stock options exercisable within 60 days.

(4) The indicated ownership includes 10,000 shares of Common Stock subject to stock options exercisable within 60 days.

(5) The indicated ownership includes 620,313 Common Units, 89,800 shares of Common Stock subject to stock options exercisable within 60 days, 391 shares of restricted stock awarded under the 1994 Stock Plan that vest in January 2002, 5,307 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2002, and 156,984 shares of Common Stock owned by certain related family trusts and 70,280 shares of Common Stock owned by a related family foundation, with respect to which 227,264 shares of Common Stock Mr. McGuire disclaims beneficial ownership.

(6) The indicated ownership includes 596,045 Common Units, 137,600 shares of Common Stock subject to stock options exercisable within 60 days, 782 shares of restricted stock awarded under the 1994 Stock Plan that vest in January 2002, 10,614 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2002, and 39,535 shares of Common Stock owned by Mr. Paulsen's spouse, 97,892 shares of Common Stock owned by certain related family trusts and 75,000 shares of Common Stock owned by a related family foundation, with respect to which 212,427 shares of Common Stock Mr. Paulsen disclaims beneficial ownership.

(7) The indicated ownership includes 23,000 shares of Common Stock subject to stock options exercisable within 60 days and 1,000 shares of Common Stock held jointly by Mr. Hance and his spouse.

  NOMINEES FOR ELECTION AS DIRECTORS

     Steven R. LeBlanc. Mr. LeBlanc is President, Chief Executive Officer and a director of the Company. He has been the President and a director since July 1998 and the Chief Executive Officer since July 2001. Mr. LeBlanc held the position of Chief Operating Officer from July 1998 to July 2001. Prior to joining the Company, Mr. LeBlanc served as President of Urban Growth Property Trust from 1997 to 1998 where he developed the company's strategic business plan, orchestrated the transition to REIT status and initiated over $200 million in acquisitions and developments. From 1992 to 1997, Mr. LeBlanc served in a number of senior management positions with Archstone Communities and the Security Capital Group where he implemented a fully-integrated, operating company strategy focused on long-term sustainable cash flow growth. While at these companies, he was responsible for the acquisition and development of 11,000 apartment homes and the purchase of land for an additional 10,000 apartment homes. From 1984 to 1992, Mr. LeBlanc was a partner and Senior Vice President with Lincoln Property Company where he was a member of the senior management team and was responsible for the management of 17,000 apartments, as well as the firm's acquisition and development activities throughout Texas and the Northeast. Mr. LeBlanc is a member of the Board of Directors of the National Multifamily Council and a member of the Urban Land Institute. Mr. LeBlanc is 44 years old.

     Nelson Schwab III. Mr. Schwab has been a director of the Company since 1994. He has been a Managing Director of Carousel Capital, a merchant-banking firm based in Charlotte, North Carolina specializing in middle market acquisitions, since 1996. Mr. Schwab served as Chairman and Chief Executive Officer of Paramount Parks from 1992 to 1995. Mr. Schwab is a member of the Boards of Directors of Silver Dollar City, Inc., Griffin Corporation, Childrens First, Simpson Performance Products and Burlington Industries. Mr. Schwab previously served as the Chairman of the Carolinas Partnership, the Charlotte Chamber of Commerce and the North Carolina Blumenthal Performing Arts Center. He is currently a member of the Board of Trustees of the University of North Carolina at Chapel Hill. Mr. Schwab is 57 years old.

  INCUMBENT DIRECTORS -- TERMS EXPIRING IN 2003

     James M. Allwin. Mr. Allwin has been a director of the Company since 1999. Mr. Allwin is President of Aetos Capital, an independent investment management firm. Prior to January 1, 1999, he was head of the investment management business of Morgan Stanley Dean Witter, which included Morgan Stanley Asset Management, Miller Anderson & Sherrerd and the firm's Private Equity Funds:
Capital Partners, Venture Capital and Real Estate. He was a member of the Morgan Stanley Dean Witter Management Committee. Mr. Allwin joined Morgan Stanley in 1976, and during the course of his career, he also worked in areas such as corporate finance, mergers and acquisitions and real estate. He is a graduate of Yale University, where he currently serves as a member of the Investment Committee, and a graduate of the Amos Tuck School of Business Administration at Dartmouth College, where he is a member of the Board of Overseers. He is a member of the Investment Advisory Committee of the Howard Hughes Medical Institute, the Chairman's Council of the Museum of Modern Art in New York and the Board of Directors of The National Mentoring Partnership. He is also Chairman of both the Board of Trustees of Greenwich Academy and the Board of Directors of Communities In Schools, Inc., the nation's largest non-profit stay-in-school program. Mr. Allwin is 49 years old.

     William B. McGuire, Jr. Mr. McGuire is Co-Chairman of the Board of Directors of the Company. He has served as Co-Chairman of the Board since December 1999 and formerly served as Chairman of the Board from 1994 to December 1999. Prior to the formation of the Company, Mr. McGuire served as a senior partner of the predecessor to the Company and as a general partner of each of the partnerships which transferred multifamily apartment communities to the Company when it was formed. Mr. McGuire founded the predecessor to the Company in 1972. Mr. McGuire also founded McGuire Properties, Inc., a real estate brokerage firm in 1972. Mr. McGuire acts as a consultant to Spectrum Properties Inc., a company engaged in office management development and leasing, and IQMAX, a newly organized venture capital company. He has been active in the following professional and community organizations: Residential, Multifamily and Urban Development Mixed Use Councils of the Urban Land Institute; Charlotte Advisory Board of NationsBank of North Carolina, N.A.; and The Charlotte City Club, serving on its Board of Governors and as President. He was a trustee of the North Carolina Nature Conservancy; a founder and director of Habitat for Humanity of Charlotte; and the founder and President of The Neighborhood Medical Clinic. Mr. McGuire is 57 years old.

     William F. Paulsen. Mr. Paulsen is Co-Chairman of the Board of Directors of the Company. He has held the position of Co-Chairman of the Board since December 1999 and formerly held the position of Chief Executive Officer from 1994 until July 2001. Mr. Paulsen has been a director of the Company since 1994. Prior to the formation of the Company, Mr. Paulsen was a senior partner and the Chief Executive Officer of the predecessor to the Company and a general partner of each of the partnerships which transferred multifamily apartment communities to the Company when it was formed. Mr. Paulsen joined the predecessor to the Company in 1981. He was selected as North Carolina Entrepreneur of the Year in 1991. In addition to his responsibilities with the Company, Mr. Paulsen is a member and Residential Council member of the Urban Land Institute. Until December 2000, he also was a member of the Board of Directors of The Beach Company, a private real estate developer in Charleston, South Carolina. Mr. Paulsen is a trustee of The Asheville School. He also served as a Vice President of the Charlotte Apartment Association. Mr. Paulsen is 55 years old.

  INCUMBENT DIRECTORS -- TERMS EXPIRING IN 2004

     Henry H. Fishkind. Dr. Fishkind has been a director of the Company since 1994. He is the President of Fishkind & Associates, Inc., a private economic and financial consulting firm based in Orlando, Florida that he founded in 1987. Dr. Fishkind is serving as a member of the Florida Governor's Economic Advisory Board for a term from 2000 to 2002. He also served on this Economic Advisory Board from 1979 to 1981. Dr. Fishkind is 52 years old.

     James H. Hance, Jr. Mr. Hance has been a director of the Company since 1994. Mr. Hance is Vice Chairman and Chief Financial Officer of Bank of America and a member of the corporation's Board of Directors. He is responsible for the corporation's Finance Group, comprising the finance, accounting and control functions, and for Treasury, including balance sheet management. He also is responsible for Principal Investing, the corporation's e-Commerce initiatives, Investor Relations, the Legal Department, Corporate Strategy and Management Services, which provides for its real estate needs. The global payment business, which provides depository and treasury services to customers worldwide, also reports to Mr. Hance. Mr. Hance, a certified public accountant, spent 17 years with the Price Waterhouse accounting firm (now PricewaterhouseCoopers) in Philadelphia and Charlotte. For six years, he was a partner in the Charlotte office and served as the audit partner responsible for the firm's relationship with NCNB Corporation (predecessor to NationsBank and Bank of America). From August 1985 until December 1986, he was Chairman and co-owner of Consolidated Coin Caterers Corp. in Charlotte. He joined NCNB Corporation in March 1987. Mr. Hance is a member of the Board of Directors of Caraustar Industries Inc., Family Dollar Stores Inc. and Lance Inc. He is a trustee of Washington University in St. Louis and is a member of Washington University's National Council for the John M. Olin School of Business. He is a member of the Board of Visitors of Duke University Fuqua School of Business and Chairman of the Board of Trustees of the North Carolina Blumenthal Performing Arts Center. In addition, he is a member of the Boards of The United Negro College Fund and The Foundation for the University of North Carolina at Charlotte, a member of the Society of International Business Fellows and a director of ACE Guaranty RE and ACE Capital RE Corporation. Mr. Hance is 57 years old.

  EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     Michael L. Schwarz. Mr. Schwarz has been an Executive Vice President of the Company since 1994 and the Chief Operating Officer of the Company since December 2001. He served as the Chief Financial Officer of the Company from 1994 to December 2001. Prior to joining the Company, Mr. Schwarz served as co-founder, Senior Vice President and Chief Financial Officer of Industrial Developments International, Inc. ("IDI"), a developer of industrial real estate. While at IDI, Mr. Schwarz was responsible for the company's capital markets activities, accounting operations and information technology efforts. In this capacity, Mr. Schwarz arranged over $500 million in financing including IDI's initial capitalization. Mr. Schwarz is responsible for the Company's property operations and investment activities. He is a certified public accountant. Mr. Schwarz served as the Chairman of the Board of The Study Hall of Emmaus House, a non-profit educational facility serving inner-city youths. Mr. Schwarz also sits on the Long Term Planning Committee of St. Patrick's School and the Boards of the MACS Education Foundation and The Beach Company, a private real estate developer in Charleston, South Carolina. Mr. Schwarz is 41 years old.

     Douglas E. Brout. Mr. Brout has been Executive Vice President of Investments of the Company since December 2001. Since joining the Company in 1996, Mr. Brout has been responsible for the Company's Acquisitions, Dispositions, Joint Ventures and Development Pre-Sales group. During his tenure with the Company, he has facilitated in excess of $1 billion in investment activity. The additional responsibilities for all of the Company's development operations have recently been included in Mr. Brout's department. Mr. Brout brings to the Company over 20 years of experience fostered in diverse segments of the commercial real estate and finance industry. Prior to joining the Company, he worked for: Bear Stearns & Co. as a vice president specializing in Real Estate Investment Banking and Commercial Mortgage Securitization; Sentinel Real Estate Corp. as a vice president, where he was responsible for multifamily acquisitions throughout much of the United States; and The Related Companies of New York, where he was also a vice president handling numerous types of multifamily transactions. Mr. Brout is a member of the Board of Directors of the National Multi Housing Council. Mr. Brout is 42 years old.

     Randall M. Ell. Mr. Ell has been Executive Vice President of Property Operations of the Company and President of Summit Management Company since June 2000. He is responsible for all property management operations of the Company's communities, comprising over 17,000 apartment homes. From 1992 until June 2000, Mr. Ell was a Regional Vice President of the Company. Prior to joining the Company in 1992, Mr. Ell was employed by R&B Apartment Management, located in Northern Virginia, in the capacity of Regional Vice President. Mr. Ell is 44 years old.

     Gregg D. Adzema. Mr. Adzema has been Executive Vice President and Chief Financial Officer of the Company since December 2001. In this capacity, he is responsible for overseeing the Company's capital markets, finance, accounting, benefits, investor relations, public relations and market research activities. From September 1996 to December 2001, Mr. Adzema held several finance positions with the Company, most recently Senior Vice President of Finance and Accounting. Prior to joining the Company in September 1996, Mr. Adzema was employed by Arthur Andersen Real Estate Advisory Services in Washington, D.C. He is a member of the Urban Land Institute. Mr. Adzema is 36 years old.

     Keith L. Downey. Mr. Downey has been Executive Vice President of Construction of the Company since February 2002 and President of Summit Apartment Builders, Inc. since 1996. Mr. Downey joined Summit in 1985 as Development Manager responsible for development opportunities in the Tampa Bay area. In 1989, Mr. Downey assisted in the formation of Summit Apartment Builders, Inc., which at that time was a general contracting operation responsible for the construction of all of Summit's communities in Florida. Since 1996, Mr. Downey has been responsible for the construction operations across the Company's entire portfolio, and has been directly involved in the development and construction of over 8,000 apartment homes in 35 commu-nities. Prior to joining the Company, Mr. Downey was Vice President for The Calibre Companies in Atlanta, Georgia from 1980 to 1984, where he worked in a similar development/construction role. From 1975 to 1979, Mr. Downey was a construction superintendent, project manager and partner in developing and constructing single family homes in Atlanta. Mr. Downey is 49 years old.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     Board of Directors. The Company is managed by a seven member Board of Directors, a majority of whom currently are independent of the Company's management. The Company's Board of Directors is divided into three classes, and the members of each class serve for staggered three year terms. The Board is composed of two Class I directors (Messrs. Fishkind and Hance), two Class II directors (Messrs. LeBlanc and Schwab) and three Class III directors (Messrs. Allwin, McGuire and Paulsen). The Class II directors are up for election at the Annual Meeting. The terms of the Class I and III directors will expire upon the election and qualification of directors at the annual meetings of stockholders in 2004 and 2003, respectively. At each annual meeting of stockholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring. The Board of Directors met four times during 2001.

     Audit Committee. The Board of Directors has established an Audit Committee currently consisting of James M. Allwin, Henry H. Fishkind, James H. Hance, Jr. and Nelson Schwab III. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, reviews non-audit professional services provided by the independent public accountants as appropriate, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee has adopted an Audit Committee Charter, a copy of which was attached as Appendix A to the Company's proxy statement, dated March 19, 2001, for the 2001 annual meeting of stockholders. The Board of Directors has determined that each member of the Audit Committee is "independent" under the rules of the New York Stock Exchange. The Audit Committee met six times during 2001.

     Compensation Committee. The Board of Directors has established a Compensation Committee to determine compensation for the Company's executive officers. The members of the Compensation Committee are James M. Allwin, Henry
H. Fishkind, James H. Hance, Jr. and Nelson Schwab III. The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the 1994 Stock Plan to the employee directors, management and other employees of the Company and its subsidiaries. The Compensation Committee met twice during 2001.

     Nominating Committee. The Board of Directors has established a Nominating Committee currently consisting of James M. Allwin, Henry H. Fishkind, James H. Hance, Jr. and Nelson Schwab III. The Nominating Committee reviews and evaluates potential nominees for election or appointment to the Board of Directors and recommends any such nominees to the full Board of Directors. The Nominating Committee will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Bylaws. See "Other
Matters -- Stockholder Proposals" for a summary of these requirements. The Nominating Committee met twice during 2001.

     During 2001, each of the directors, with the exception of Mr. Allwin, attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which such director served. Mr. Allwin attended 10 of 14, or 71%, of these meetings.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     During 2001, directors of the Company who were also employees received no additional compensation for their services as directors. Non-employee directors of the Company (the "Independent Directors") received an annual director's fee of $22,000 in 2001. Each Independent Director also received $1,000 for each regular meeting of the Board of Directors attended, $1,000 for each special meeting of the Board of Directors attended, $250 for each committee meeting attended if held concurrently with a regular or special meeting of the Board of Directors and $500 for each committee meeting attended if not held concurrently with a regular or special meeting of the Board of Directors. Under the 1994 Stock Plan, following each annual meeting of stockholders, each Independent Director receives a non-qualified stock option, exercisable upon grant, to purchase 2,000 shares of Common Stock at a price equal to the market price of the Common Stock on the date of grant. Each Independent Director also received a non-qualified stock option, exercisable upon grant, to purchase an additional 3,000 shares of Common Stock on May 15, 2001 at a price equal to the market price of the Common Stock on the date of grant. See "-- Employment and Noncompetition Agreements" and "Certain Relationships and Related
Transactions -- Certain Business Relationships and Transactions with Management" for additional information.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to (i) each of the two individuals who served as Chief Executive Officer in 2001, (ii) each of the four other most highly compensated executive officers of the Company who were serving as executive officers at the end of 2001 and (iii) one individual who would have been among these four most highly compensated executive officers had he been an executive officer of the Company at the end of 2001, each of whose compensation exceeded $100,000 during the fiscal year ended December 31, 2001 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                               -----------------------------------------
                                                                        AWARDS                PAYOUTS
                                                               -------------------------   -------------
                                                ANNUAL                                       LONG-TERM
                                             COMPENSATION      RESTRICTED     SECURITIES     INCENTIVE
                                           -----------------     STOCK        UNDERLYING       PLAN         ALL OTHER
                                           SALARY     BONUS      AWARDS        OPTIONS       ("LTIP")      COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR   ($)(1)      ($)       ($)(2)          (#)       PAYOUTS($)(3)      ($)(4)
---------------------------         ----   -------   -------   ----------     ----------   -------------   ------------
William F. Paulsen(5).............  2001   330,000        --         --         19,000        542,641(6)      4,416
  Former Chief Executive Officer    2000   315,000   219,770         --             --             --         3,591
                                    1999   300,000   150,000     30,009(7)     150,000             --         3,840
Steven R. LeBlanc(8)..............  2001   425,000        --         --         24,000        661,430(9)      4,204
  President and                     2000   294,000   205,119         --             --             --         3,831
  Chief Executive Officer           1999   280,000   140,000     28,014(10)    150,000             --         3,840
Michael L. Schwarz................  2001   320,000    64,000         --         19,000        390,595(11)     4,420
  Executive Vice President          2000   236,000   182,683         --             --             --         3,831
  and Chief Operating Officer       1999   225,000   157,500         --        120,000             --         3,840
Douglas E. Brout(12)..............  2001   215,000   122,980      5,797(13)    100,000         46,779(14)     4,416
  Executive Vice President
  of Investments

                                                                        LONG-TERM COMPENSATION
                                                               -----------------------------------------
                                                                        AWARDS                PAYOUTS
                                                               -------------------------   -------------
                                                ANNUAL                                       LONG-TERM
                                             COMPENSATION      RESTRICTED     SECURITIES     INCENTIVE
                                           -----------------     STOCK        UNDERLYING       PLAN         ALL OTHER
                                           SALARY     BONUS      AWARDS        OPTIONS       ("LTIP")      COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR   ($)(1)      ($)       ($)(2)          (#)       PAYOUTS($)(3)      ($)(4)
---------------------------         ----   -------   -------   ----------     ----------   -------------   ------------
Randall M. Ell(15)................  2001   215,000    33,110         --         13,000         58,487(16)     4,416
  Executive Vice President of       2000   180,726    70,397         --         96,000             --         4,710
  Property Operations and
  President of Summit
  Management Company
Gregg D. Adzema(17)...............  2001   176,000    30,420         --         50,000         39,775(18)     4,416
  Executive Vice President
  and Chief Financial Officer
Robert R. Kilroy(19)..............  2001   215,000    86,000         --         13,000             --         4,443(20)
  Former Executive Vice             2000   157,832   139,537         --        125,000             --            --
  President of Development

---------------

 (1) Includes amounts deferred under the Company's 401(k) plan. Under the plan, employees generally are permitted to invest up to 17% of their salary on a pre-tax basis, subject to a statutory maximum.

 (2) As of December 31, 2001, (a) Mr. Paulsen held a total of 11,396 unvested shares of restricted stock valued at $285,128, (b) Mr. LeBlanc held a total of 13,667 unvested shares of restricted stock valued at $341,948, (c) Mr. Schwarz held a total of 7,640 unvested shares of restricted stock valued at $191,153, (d) Mr. Brout held a total of 2,500 unvested shares of restricted stock valued at $62,550, (e) Mr. Ell held a total of 1,144 unvested shares of restricted stock valued at $28,623, (f) Mr. Adzema held a total of 3,978 unvested shares of restricted stock valued at $99,530 and (g) Mr. Kilroy held no unvested shares of restricted stock. The values as of December 31, 2001 set forth in this footnote 2 and the other footnotes in this Summary Compensation Table are based on a closing price of $25.02 per share of the Company's Common Stock on such date.

 (3) Pursuant to performance stock award agreements dated January 2, 1998 (except with respect to Mr. LeBlanc, whose performance stock award agreement was dated July 2, 1998) issued under the 1994 Stock Plan (the "1998 Performance Stock Agreements"), each Named Executive Officer, other than Mr. Kilroy, had the opportunity to earn up to 225% of a target number of performance shares of Common Stock based upon the Company's average annual total return (share appreciation and distributions) from the date of the applicable 1998 Performance Stock Agreement to January 2, 2001. The amounts listed in the table above reflect the value of the actual number of performance shares received by each Named Executive Officer based on the closing price of $25.5625 per share of the Company's Common Stock on January 2, 2001, the date of payout.

 (4) Amounts represent matching contributions made by the Company to the Named Executive Officer's account under the Company's 401(k) plan.

 (5) Mr. Paulsen served as Chief Executive Officer of the Company from 1994 until July 1, 2001.

 (6) Mr. Paulsen received 21,228 shares of Common Stock on January 2, 2001 under his 1998 Performance Stock Agreement. One-half of these shares vested on such date, with the remaining shares vesting in two equal annual installments beginning in January 2002 (the value of the vested and unvested shares as of December 31, 2001 was $531,125). Dividends are paid on all such shares.

 (7) Pursuant to a Company policy which requires any cash bonus earned in excess of 50% of base salary to be paid in the form of Common Stock, Mr. Paulsen received an award of 1,564 shares of restricted stock on January 20, 2000 under the 1994 Stock Plan that vests in two equal annual installments beginning in January 2001 (the value of the vested and unvested shares of such restricted stock as of December 31, 2001 was $39,131). Dividends are paid on all such shares of restricted stock.

 (8) Mr. LeBlanc was promoted to the Chief Executive Officer position with the Company on July 1, 2001.

 (9) Mr. LeBlanc received 25,875 shares of Common Stock on January 2, 2001 under his 1998 Performance Stock Agreement. One-half of these shares vested on such date, with the remaining shares vesting in two equal annual installments beginning in January 2002 (the value of the vested and unvested shares as of December 31, 2001 was $647,393). Dividends are paid on all such shares.

(10) Pursuant to a Company policy which requires any cash bonus earned in excess of 50% of base salary to be paid in the form of Common Stock, Mr. LeBlanc received an award of 1,460 shares of restricted stock on January 20, 2000 under the 1994 Stock Plan that vests in two equal annual installments beginning in January 2001 (the value of the vested and unvested shares of such restricted stock as of December 31, 2001 was $36,529). Dividends are paid on all such shares of restricted stock.

(11) Mr. Schwarz received 15,280 shares of Common Stock on January 2, 2001 under his 1998 Performance Stock Agreement. One-half of these shares vested on such date, with the remaining shares vesting in two equal annual installments beginning in January 2002 (the value of the vested and unvested shares as of December 31, 2001 was $382,306). Dividends are paid on all such shares.

(12) Mr. Brout was promoted to an executive officer position with the Company on December 20, 2001.

(13) Mr. Brout received 250 shares of restricted stock on January 17, 2001 under the 1994 Stock Plan which vest in three equal annual installments beginning on such date (the value of the vested and unvested shares of such restricted stock as of December 31, 2001 was $6,255). Dividends are paid on all such shares of restricted stock.

(14) Mr. Brout received 1,830 shares of Common Stock on January 2, 2001 under his 1998 Performance Stock Agreement. One-half of these shares vested on such date, with the remaining shares vesting in two equal annual installments beginning in January 2002 (the value of the vested and unvested shares as of December 31, 2001 was $45,787). Dividends are paid on all such shares.

(15) Mr. Ell was promoted to an executive officer position with the Company on June 1, 2000.

(16) Mr. Ell received 2,288 shares of Common Stock on January 2, 2001 under his 1998 Performance Stock Agreement. One-half of these shares vested on such date, with the remaining shares vesting in two equal annual installments beginning in January 2002 (the value of the vested and unvested shares as of December 31, 2001 was $57,246). Dividends are paid on all such shares.

(17) Mr. Adzema was promoted to an executive officer position with the Company on December 20, 2001.

(18) Mr. Adzema received 1,556 shares of Common Stock on January 2, 2001 under his 1998 Performance Stock Agreement. One-half of these shares vested on such date, with the remaining shares vesting in two equal annual installments beginning in January 2002 (the value of the vested and unvested shares as of December 31, 2001 was $38,931). Dividends are paid on all such shares.

(19) Mr. Kilroy was an executive officer of the Company from March 1, 2000 to December 15, 2001.

(20) Mr. Kilroy is entitled to receive certain severance payments as a result of the termination of his employment with the Company. See "-- Employment and Noncompetition Agreements" for additional information.

     Option Grants in Fiscal Year 2001. The following table sets forth the options granted with respect to the fiscal year ended December 31, 2001 to the Company's Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                         -------------------------------------------------------     POTENTIAL REALIZABLE
                                        PERCENT OF                                     VALUE AT ASSUMED
                         NUMBER OF        TOTAL                                     ANNUAL RATES OF STOCK
                         SECURITIES      OPTIONS                                      PRICE APPRECIATION
                         UNDERLYING     GRANTED TO     EXERCISE OR                    FOR OPTION TERM(2)
                          OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION    ----------------------
NAME                     GRANTED(1)    FISCAL YEAR       ($/SH)          DATE        5% ($)       10% ($)
----                     ----------    ------------    -----------    ----------    ---------    ---------
William F. Paulsen.....    19,000          7.60%         24.5625        1/9/11        293,497      743,780
Steven R. LeBlanc......    24,000          9.60%         24.5625        1/9/11        370,733      939,511
Michael L. Schwarz.....    19,000          7.60%         24.5625        1/9/11        293,497      743,780
Douglas E. Brout.......   100,000         40.00%         24.5625        1/9/11      1,544,722    3,914,630
Randall M. Ell.........    13,000          5.20%         24.5625        1/9/11        200,814      508,902
Gregg D. Adzema........    50,000         20.00%         24.5625        1/9/11        772,361    1,957,315
Robert R. Kilroy.......    13,000          5.20%         24.5625        1/9/11        200,814      508,902

---------------
(1) These options vest in five equal annual installments beginning on January 9, 2001, the date of grant of such options.

(2) The options will only have value if they are exercised, and that value will depend entirely on the share price on the exercise date. Potential realizable values are based on assumed compound annual appreciation rates specified by the Securities and Exchange Commission (the "SEC"). These increases in value are based on speculative assumptions and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

     Option Exercises and Year-End Holdings. The following table sets forth the aggregate number of options to purchase shares of Common Stock exercised in 2001 and the value of options to purchase shares of Common Stock held on December 31, 2001 by the Company's Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001 AND
                       FISCAL YEAR-END 2001 OPTION VALUES

                                                                                                 VALUE OF
                                                                     NUMBER OF SECURITIES       UNEXERCISED
                                                                    UNDERLYING UNEXERCISED     IN-THE-MONEY
                                                                      OPTIONS AT FISCAL      OPTIONS AT FISCAL
                                                                         YEAR-END (#)         YEAR-END ($)(1)
                                SHARES ACQUIRED ON      VALUE            EXERCISABLE/          EXERCISABLE/
NAME                               EXERCISE (#)      REALIZED ($)       UNEXERCISABLE          UNEXERCISABLE
----                            ------------------   ------------   ----------------------   -----------------
William F. Paulsen............            --                --          133,800/75,200         936,214/469,404
Steven R. LeBlanc.............            --                --         234,800/114,200       1,521,171/677,559
Michael L. Schwarz............            --                --          105,800/63,200         793,379/376,914
Douglas E. Brout..............            --                --           20,000/84,800            9,150/77,496
Randall M. Ell................        12,963            91,769           45,800/71,200         182,054/241,974
Gregg D. Adzema...............            --                --           10,000/42,400            4,575/38,748
Robert R. Kilroy..............            --                --           52,600/85,400         311,565/470,321

---------------
(1) Based on a closing price of $25.02 per share of Common Stock on December 31, 2001, the last 2001 trading day for the Company's Common Stock.

     Long-Term Incentive Plans. The following table sets forth each award made to the Company's Named Executive Officers in the last completed fiscal year under any Long-Term Incentive Plan.

                      LONG-TERM INCENTIVE PLANS -- AWARDS
                              IN LAST FISCAL YEAR

                                                                 NUMBER OF        PERFORMANCE OR
                                                                  SHARES,       OTHER PERIOD UNTIL
                                                                 UNITS OR         MATURATION OR
NAME                                                          OTHER RIGHTS(#)         PAYOUT
----                                                          ---------------   ------------------
William F. Paulsen..........................................      12,400        December 31, 2003
Steven R. LeBlanc...........................................      16,000        December 31, 2003
Michael L. Schwarz..........................................      12,000        December 31, 2003
Douglas E. Brout............................................       2,500        December 31, 2003
Randall M. Ell..............................................       8,000        December 31, 2003
Gregg D. Adzema.............................................          --                       --
Robert R. Kilroy............................................       8,000        December 31, 2003

     This table identifies the target number of performance shares of Common Stock ("Performance Shares") which is the subject of a performance stock award agreement dated February 23, 2001 (each a "2001 Performance Stock Agreement"), issued under the 1994 Stock Plan to each Named Executive Officer. Pursuant to a 2001 Performance Stock Agreement, an executive officer has the opportunity to earn up to 150% of his target amount of Performance Shares listed above; however, the executive officer has no right to vote, receive dividends or transfer the Performance Shares until shares of Common Stock are issued. The number of shares of Common Stock that the executive officer will be entitled to receive under his 2001 Performance Stock Agreement will be calculated based upon the Average Annual Total Return (share appreciation and distributions) ("AATR") of the Company's Common Stock from January 1, 2001 to December 31, 2003 as compared to the AATRs of the Company's peers included in the National Association of Real Estate Investment Trust's All REIT Index for Apartments (the "NAREIT Peer Group") during the same period, as follows (with linear interpolation between points):

If the ranking of the Company's AATR among the AATRs
  of the NAREIT Peer Group is:........................  0-24.9%  25-49.9%  50-74.9%   75%+
The executive will receive shares of Common Stock
  equal to his target number of Performance Shares
  multiplied by the following payment percentage:.....       0%  25-49.9%   50-150%  150%

Thus, at a minimum, the Company's AATR must rank within the second quartile before any shares of Common Stock will be issued.

     Under the 2001 Performance Stock Agreements, 50% of any shares of Common Stock to which an executive officer may be entitled at the end of the three-year measurement period will vest on January 1, 2004; 25% will vest on the first anniversary of such date; and the remaining 25% will vest on the second anniversary of such date. The executive officer's rights to any shares of Common Stock to which such executive may be entitled will also fully vest upon the executive's death or disability or upon a "change in control."

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

     The Company has entered into employment agreements with the Named Executive Officers (collectively, the "Employment Agreements"). The Company entered into an amended and restated Employment Agreement with Mr. Paulsen on April 3, 2001, with a term which expires on December 31, 2011. The Employment Agreement with Mr. LeBlanc had an original term which would have expired on July 1, 2001; however, on

December 11, 2000, the Company and Mr. LeBlanc entered into a new Employment Agreement with a term through July 1, 2004, with such Employment Agreement automatically extending thereafter for consecutive one-year terms unless otherwise terminated pursuant to the provisions thereof. The Employment Agreement with Mr. Schwarz had an original term through February 16, 1996 and, thereafter, automatically continues until otherwise terminated pursuant to the provisions thereof. The respective Employment Agreements with Messrs. Brout, Ell and Adzema continue until either party gives advance notice to the other terminating the employment relationship, which notice may be given without cause and for any or no reason.

     Each Employment Agreement, except for that of Mr. Paulsen, provides that the executive officer's base salary will be reviewed on an annual basis and may be increased or decreased, subject to the limitation that the base salary of Mr. LeBlanc may not be decreased below $410,000. Mr. Paulsen's Employment Agreement provides that Mr. Paulsen's annual base salary, effective as of January 1, 2002 and for the balance of the term of such agreement, will be $200,000 unless Mr. Paulsen ceases to be an employee member of the Board of Directors of the Company, in which case his annual base salary shall be reduced to $175,000. Under his Employment Agreement, Mr. Paulsen is not required to devote his full time to the Company's business. The Employment Agreements also provide that the executive officers will be paid such other amounts as the Compensation Committee, in its discretion, determines to award.

     The Employment Agreement with Mr. Paulsen provides for certain severance benefits. If Mr. Paulsen's employment is terminated by the Company or Mr. Paulsen for any or no reason prior to the expiration of the term of the agreement, Mr. Paulsen will be entitled to receive his base salary for the remainder of the term. In addition, all stock options and restricted stock held by Mr. Paulsen shall become fully vested upon such termination and, subject to the terms of the 1994 Stock Plan, all such stock options shall remain outstanding for the remainder of their original terms. Under such circumstances, any loan from the Company to Mr. Paulsen pursuant to the Company's Employee Loan Program (see "Certain Relationships and Related Transactions -- Loans to Officers and Employees") shall continue in place for the remainder of its term.

     The Employment Agreement with Mr. LeBlanc also provides for certain severance benefits. If Mr. LeBlanc's employment is terminated by either the Company without "cause" or by Mr. LeBlanc for "cause" (each as defined in his Employment Agreement) during the original term or any extended term of his Employment Agreement, Mr. LeBlanc will be entitled to receive his base salary, as in effect on the date of termination, for the period ending on the later of July 1, 2004 or the first anniversary of the date of termination. Under such circumstances, Mr. LeBlanc also will be entitled to receive an amount equal to the bonus paid to him in the calendar year immediately preceding such termination of his employment with the Company. Upon the termination of Mr. LeBlanc's employment by reason of death or disability, his estate or he, as the case may be, will be entitled to receive payments equal to (i) his base salary, as in effect on the date of termination, through the period ending on the later of July 1, 2004 or the first anniversary of the date of termination, plus (ii) an amount equal to the bonus paid to him in the calendar year immediately preceding such termination, except that in the case of termination by reason of disability, the amount of such payments shall be offset by the proceeds of any disability plan awards provided by the Company. The Employment Agreement with Mr. LeBlanc provides that if his employment is terminated by the Company for "cause" or if he voluntarily terminates his employment other than for "cause" (each as defined in his Employment Agreement), no severance amount will be payable.

     The Employment Agreements with Messrs. Schwarz, Brout, Ell and Adzema do not provide for any severance amounts to be payable upon the termination of their employment with the Company. These Named Executive Officers and Mr. LeBlanc have severance agreements with the Company that entitle them to severance benefits in certain circumstances as described below.

     The Company and Mr. Kilroy entered into an Employment Agreement on March 1, 2000 with an original term through March 1, 2001, to be automatically extended for consecutive one-year terms unless otherwise terminated pursuant to the provisions thereof. Mr. Kilroy's employment with the Company was terminated in December 2001 upon mutual agreement of the Company and Mr. Kilroy, which termination became effective on March 15, 2002. In connection with Mr. Kilroy's departure, Mr. Kilroy and the Company entered into a separation agreement (the "Separation Agreement") which provides for Mr. Kilroy to receive his base salary, as in effect on the date of termination, for a one-year period in accordance with the terms of his Employment Agreement. Mr. Kilroy's base salary in effect on the date of termination was $215,000. In addition, Mr. Kilroy will receive an additional severance payment of $20,000 and certain other benefits related to outplacement services and continued medical insurance coverage. The Separation Agreement also includes re-affirmations of Mr. Kilroy's obligations under his noncompetition agreement as described below. In accordance with the terms of the 1994 Stock Plan, stock options held by Mr. Kilroy may be exercised, to the extent exercisable on the date of termination of his employment, for a three-month period following such date. Upon his departure from the Company, Mr. Kilroy forfeited his rights to the 8,000 Performance Shares awarded to him under his 2001 Performance Stock Agreement.

     Each of the Named Executive Officers also entered into a noncompetition agreement with the Company, or an employment agreement that includes substantially the same terms as these noncompetition agreements (collectively, the "Noncompetition Agreements"). Subject to certain limited exceptions, the Noncompetition Agreements prohibit all of the executive officers from engaging in any businesses prior to their termination of employment, other than those of the Company, without the prior written consent of the President of the Company. The Noncompetition Agreements also prohibit the executive officers for a two-year period following the termination of their employment with the Company, from hiring certain key employees of the Company or participating in any efforts to persuade such employees to leave the Company and, for a one-year period following the termination of their employment with the Company, from engaging in any manner, directly or indirectly, in any business which engages or attempts to engage in the acquisition, development, construction, operation, management or leasing of any of the Company's then existing communities or development or acquisition opportunities. Under the Noncompetition Agreements, such executive officers are prohibited from disclosing trade secrets and, for prescribed periods, other confidential information of the Company.

SEVERANCE AGREEMENTS

     The Company entered into severance agreements (collectively, the "Severance Agreements") with (a) Mr. Schwarz on April 2, 1997, (b) Mr. LeBlanc on July 1, 1998, (c) Mr. Ell on June 1, 2000 and (d) each of Messrs. Brout and Adzema on December 17, 2001. The Severance Agreements provide for the payment of severance benefits equal to three times such executive officer's annual base salary and cash bonus in the event of the termination of such executive officer's employment under certain circumstances following a "change in control" or a "combination transaction" involving a consolidation or merger. The benefits payable under the terms of the Severance Agreements are subject to reduction by the amount of any severance benefits payable under applicable Employment Agreements. In the event that any payment of severance benefits to an executive officer, pursuant to the terms of his Severance Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, or any interest or penalties with respect to such excise tax (collectively, the "Excise Tax"), the Severance Agreements provide for an additional payment such that the executive officer, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax, employment tax and Excise Tax on such additional payment, will receive an amount equal to the Severance Payments.

STOCK PERFORMANCE GRAPH

     The following graph provides a comparison, from December 31, 1996 through December 31, 2001, of the cumulative total stockholder return (assuming reinvestment of any dividends) among the Company, the Standard & Poor's 500 Index (the "S&P 500 Index") and the National Association of Real Estate Investment Trusts All Equity REIT Index (the "NAREIT Index"), an industry index of 150 real estate investment trusts ("REITs") (including the Company) as of February 26, 2002. The NAREIT Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide any stockholder with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the graph was provided to the Company by SNL Securities L.C.

                            TOTAL RETURN PERFORMANCE

                              (PERFORMANCE GRAPH)

-------------------------------------------------------------------------------------------------
                            12/31/96    12/31/97    12/31/98    12/31/99    12/31/00    12/31/01
-------------------------------------------------------------------------------------------------
 Summit Properties Inc.      100.00      102.88       91.14      103.47      163.48      169.17
 S&P 500 Index               100.00      133.37      171.44      207.52      188.62      166.22
 NAREIT All Equity REIT
  Index                      100.00      120.26       99.21       94.63      119.59      136.24

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Responsibilities of the Company's Compensation Committee. The Company's Executive Compensation Program is administered under the direction of the Compensation Committee of the Board of Directors of the Company, which is composed of the Company's Independent Directors. The specific responsibilities of the Compensation Committee are to:

          1. Administer the Company's Executive Compensation Program.

          2. Review and approve compensation awarded to the Company's executive officers pursuant to the Executive Compensation Program.

          3. Monitor the performance of the Company in comparison to performance by executive officers in conjunction with executive officer compensation.

          4. Monitor compensation awarded to executive officers of the Company in comparison to compensation received by executive officers of the Company's Comparative Compensation Peer Group (as defined below).

     Compensation determinations pursuant to the Executive Compensation Program are generally made at or shortly before the end of the fiscal year. At this time, incentive cash bonuses are calculated pursuant to the funds from operations ("FFO") growth criteria which was contained in the respective Summit Properties Inc. Incentive Compensation Plan approved by the Compensation Committee prior to the fiscal year. Payment of a cash bonus is subject to audited confirmation of Company financial performance, which occurs immediately after the end of the fiscal year. Also at or shortly before the end of the fiscal year, base salaries and criteria for short-term cash incentive compensation and long-term equity based incentive compensation under the 1994 Stock Plan are set for the following fiscal year.

     In fulfilling its responsibilities, the Compensation Committee takes into account recommendations from management, as well as the factors enumerated herein for specific elements of compensation. The Compensation Committee periodically reviews comparative compensation data, which includes data on the Company's Comparative Compensation Peer Group, as well as data from other companies with attributes comparable to the Company. In January 2001, the Compensation Committee retained a third-party compensation consulting firm to review the accuracy and methodology used by management to compile the comparative compensation data presented to the Committee, review base salary levels for executive officers and review the criteria established for short-term cash incentives for executive officers for 2001. Subsequent to such review, the compensation consultant verified to the Compensation Committee that the cash compensation analysis used by management in presenting its recommendations to the Compensation Committee was accurate and the resulting recommendations were within reasonable and competitive practices.

     The Philosophy of the Compensation Committee. The philosophy of the Compensation Committee as reflected in the specific compensation elements included in the 2001 Executive Compensation Plan is to:

          1. Attract, retain and reward experienced, highly motivated executive officers that are capable of effectively leading and continuing the growth of the Company.

          2. Place emphasis on short-term and long-term incentive compensation, which is dependent upon both Company and individual performance.

          3. Reward and encourage executive officer activity that results in enhanced value for stockholders.

          4. Link both short-term and long-term incentive compensation as much as possible to the achievement of specific individual and Company goals.

     Elements of Compensation. It is the belief of the Compensation Committee that the above philosophy can best be implemented through three separate components of executive compensation with each component designed to reward different performance goals, yet with all three components working together to satisfy the ultimate goal of enhancing stockholder value. The three elements of executive compensation are:

          1. Salary, which compensates the executive for performing the basic job description through the performance of routine designated tasks.

          2. Short-term incentive compensation in the form of a cash bonus, which rewards the executive for Company growth, and in some cases, outstanding performance of routine designated tasks during the fiscal year.

          3. Long-term incentive compensation in the form of stock options and/or stock grants, including performance shares, which provide long-term rewards to the executive in a manner directly related to the enhancement of stockholder value through an appreciated stock price.

     In administering each element of compensation, the Compensation Committee considers the integration of that element not only with the other two elements of compensation, but also with additional benefits available to the executive such as the 1996 Non-Qualified Employee Stock Purchase Plan, the Company's Employee Loan Program, Company provided insurance benefits, and Company sponsored retirement savings plans.

     Base Salary. Base salaries for executive officers are set based on the following factors:

          1. Comparison to executive officer base salaries for the Comparative Compensation Peer Group to the extent such data is available.

          2. Comparison to other executive officers within the Company.

          3. Individual performance of the routine designated tasks assigned.

          4. Overall experience of the executive officer.

     Base salary increases for executive officers are considered annually by the Compensation Committee. The granting of salary increases is dependent upon:

          1. The executive's performance in the following areas:

             a. Accomplishing the routine designated tasks of the position.

             b. Promoting Company values.

             c. Development and training of subordinate Company employees.

             d. Leadership abilities and team member abilities.

             e. The satisfaction of the executive officer's respective internal or external customers.

          2. Increased or revised job responsibilities.

          3. Comparison to the Comparative Compensation Peer Group to the extent such data is available.

          4. Comparison to other executive officers within the Company.

     Based upon the above criteria, the executive officers were each awarded an increase in their 2001 base salary (as set forth in the above Summary Compensation Table). The base salary increases for Mr. LeBlanc and Mr. Schwarz were instituted in two separate increments to coincide with increases in responsibility in conjunction with a reorganization of senior management. Mr. Paulsen's salary decreased in the second half of 2001 due to his decreased responsibilities also as a result of this senior management restructuring.

     The Compensation Committee did not consider the compensation to be paid to each of Messrs. Brout and Adzema in 2001 because they were not executive officers at the time that the 2001 Executive Compensation Plan was approved. Messrs. Brout and Adzema were promoted to executive officer positions with the Company on December 20, 2001.

     Cash Bonuses. The Company's 2001 Executive Compensation Plan rewards Company executives with annual cash bonuses based on favorable performance by both the Company and the individual executive. This plan was formulated to foster team performance among the executive officers in accomplishing goals for growth in FFO per share of Common Stock ("per share FFO") while at the same time aligning executive annual cash incentive goals with stockholder goals through the translation of per share FFO growth into an appreciated share price. For 2001, 100% of each of Mr. Paulsen's and Mr. LeBlanc's cash bonus was dependent upon growth in per share FFO over the previous fiscal year. Mr. Schwarz's cash bonus was dependent in large part on per share FFO growth over the prior fiscal year and a minority portion of his cash bonus was dependent upon commendable performance of specially assigned tasks and outstanding performance of routine duties. The majority of Mr. Ell's cash bonus for 2001 was dependent on the attainment of certain stabilized property operating income goals compared to certain other multifamily REITs which the Compensation Committee considers to be in the Company's peer group. The majority of Mr. Kilroy's cash bonus for 2001 was dependent on the attainment and commencement of certain development properties. The remainder of each of Mr. Ell's and Mr. Kilroy's cash bonus was dependent upon commendable performance of specially assigned tasks and outstanding performance of routine duties.

     The 2001 Executive Compensation Plan was approved by the Compensation Committee in December 2000, thereby establishing the specific per share FFO growth criteria and requisite financial returns on the Company's communities upon which the executive officers' cash bonuses were dependent. For fiscal year 2001, the threshold per share FFO growth criteria was not achieved. As a result, neither Mr. Paulsen nor Mr. LeBlanc received a cash bonus. Mr. Schwarz received a cash bonus, which was based on the commendable performance of specially assigned tasks and outstanding fulfillment of routine duties. In fiscal year 2001, the required operating income growth goals for stabilized properties (compared to certain other multifamily REITs which the Compensation Committee considers to be in the Company's peer group) were not achieved and, therefore, Mr. Ell did not receive that portion of his cash bonus dependent upon achievement of such goals. However, Mr. Ell did receive that portion of his cash bonus dependent upon commendable performance of specially assigned tasks and outstanding performance of routine duties. Certain goals with respect to the Company's development properties were achieved during fiscal year 2001. As a result, Mr. Kilroy received that portion of his cash bonus dependent upon achievement of such goals.

     Stock Options and Stock Grants. The Compensation Committee believes that awards of stock options or stock grants, including performance shares, provide long-term incentive compensation to executive officers that is aligned most directly with the achievement of enhanced value for stockholders through an appreciating stock price. As such, the Compensation Committee believes that awards of stock options or stock grants should be made to executive officers in meaningful amounts on a regular basis, but not necessarily annually.

     The number of stock options or stock grants, including performance shares, awarded to an executive officer is based on the following criteria:

          1. Overall responsibility of the executive officer.

          2. Overall ability to contribute to an increase in FFO per share.

          3. Level of base salary component of compensation.

          4. Comparison to other executive officers in the Comparative Compensation Peer Group.

          5. Comparison to other executive officers within the Company.

     The Compensation Committee considers the awards of stock options or stock grants on a current basis only. The existing stockholdings of an individual executive are not taken into consideration when awarding stock options or stock grants. When granting awards, the Compensation Committee intends to utilize restricted stock and/or stock option grants subject to a three to five year vesting period, other than in instances where stock is granted in lieu of cash compensation, in which case the Compensation Committee may award unrestricted stock which is not subject to vesting.

     In 2001, the Company granted Mr. Paulsen, Mr. LeBlanc, Mr. Schwarz, Mr. Ell and Mr. Kilroy options to purchase 19,000, 24,000, 19,000, 13,000 and 13,000 shares of Common Stock, respectively, which options vest in five equal annual installments beginning on January 9, 2001, the date of grant. In 2001, each of these executive officers also received a performance stock award agreement issued under the 1994 Stock Plan, pursuant to which such executive officer has the opportunity to earn up to 150% of a target number of performance shares of Common Stock based upon the Company's Average Annual Total Return (share appreciation and distributions) from January 1, 2001 to December 31, 2003 as compared to certain of the Company's peers. The target number of performance shares was 12,400 for Mr. Paulsen, 16,000 for Mr. LeBlanc, 12,000 for Mr. Schwarz and 8,000 for each of Messrs. Ell and Kilroy. All executives who received cash bonuses in 2001 received such bonuses solely in cash, as the Company's policy to issue stock in lieu of that portion of cash bonus in excess of 50% of base salary was waived in part to facilitate the payment of taxes incurred by certain of these executives due to the vesting of certain restricted stock grants, thereby enhancing their ability to retain ownership of a larger portion of such stock grants.

     Definition of Funds from Operations (FFO). As noted above, certain elements of executive compensation are based on achieving specific goals in per share FFO growth. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts. FFO, as defined by NAREIT, represents net income (loss), excluding gains or losses from sales of property, plus depreciation of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, all determined in accordance with generally accepted accounting principles ("GAAP"). The Company's methodology for calculating FFO may differ from the methodology for calculating FFO utilized by other real estate companies and, accordingly, may not be comparable to other real estate companies. FFO does not represent amounts available for management's discretionary use because of needed capital expenditures or expansion, debt service obligations, property acquisitions, development, dividends and distributions or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to pay dividends or make distributions. The Company believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures.

     Compensation of the Chief Executive Officer. Mr. Paulsen's and Mr. LeBlanc's respective total compensation for fiscal year 2001 consisted of base salary and a potential cash bonus, as well as the stock options and grants discussed above. Based on verification from a third-party compensation consultant, the Compensation Committee believes that Mr. Paulsen's and Mr. LeBlanc's 2001 base salary and potential maximum cash bonus based on per share FFO growth of the Company, were each respectively and when combined, within reasonable and competitive practices in comparison to the Comparative Compensation Peer

Group. Neither Mr. Paulsen nor Mr. LeBlanc received a cash bonus as a result of per share FFO growth performance for fiscal year 2001.

     Comparative Compensation Peer Group. The Compensation Committee compares both the individual components and the total compensation of executive officers to compensation practices in the comparative market by periodically reviewing data on the Comparative Compensation Peer Group provided by management or outside consultants. The Comparative Compensation Peer Group is primarily a sampling of REITs with similar characteristics to the Company, as well as some similar sized companies from other industries. Utilization of this comparative data provides assurance to both executive officers and the Company's stockholders that executive officers are being compensated adequately yet reasonably in the context of the overall market. The Compensation Committee believes that both base salaries and short-term cash incentive compensation for executive officers in 2001 were within reasonable and competitive practices in comparison to the Comparative Compensation Peer Group.

     A portion of the REITs that comprise the Comparative Compensation Peer Group as defined above are also included in the NAREIT Index that is the basis for the Stock Performance Graph contained elsewhere in this Proxy Statement; however, not all of those REITs are included in the Comparative Compensation Peer Group. The Compensation Committee believes that the equity REITs that comprise the Comparative Compensation Peer Group are the most direct comparisons for the Company and its Executive Compensation Program.

     Deduction Limit of $1 Million Pursuant to Section 162(m). The SEC requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code which limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's stockholders. The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to insure that compensation is deductible to the extent permitted, while simultaneously providing Company executives with appropriate awards for their performance. The Company did not pay any compensation during 2001 that would be subject to
Section 162(m).

SUBMITTED BY THE COMPENSATION COMMITTEE:

     James M. Allwin
     Henry H. Fishkind
     James H. Hance, Jr.
     Nelson Schwab III

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Messrs. Allwin, Fishkind, Hance and Schwab. None of these individuals has served as an officer or employee of the Company or any of its subsidiaries. Messrs. Hance and Schwab serve or have served as officers and directors of lending institutions that have provided financing and related services to the Company on customary terms and conditions. Mr. Hance is Vice Chairman and Chief Financial Officer of Bank of America. During 2001, Mr. Schwab was a member of the Board of Directors of First Union National Bank ("First Union"). He no longer serves in such capacity. Bank of America and First Union have provided the Company with credit enhancements on certain of the Company's apartment communities financed with tax-exempt bonds and are both members of a group of banks that provide the Company's $225 million unsecured credit facility. Bank of America also has provided the Company with a construction loan for the development of one of the Company's communities and is buying tax credits related to another project of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who are beneficial owners of more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company by the executive officers, directors and greater than 10% beneficial owners, all
Section 16(a) filing requirements were satisfied during 2001, except Mr. McGuire included in a Form 5 two transactions inadvertently omitted from a past Form 5 filing, each of Messrs. Paulsen and LeBlanc included in a Form 5 a transaction inadvertently omitted from a past Form 5 filing and Mr. Ell inadvertently filed a Form 4 late.

                   AUDIT COMMITTEE REPORT AND RELATED MATTERS

REPORT OF THE AUDIT COMMITTEE

     The undersigned members of the Audit Committee of the Board of Directors submit the following report:

          1. The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2001.

          2. The Audit Committee has discussed with the Company's independent auditors the matters which are required to be discussed with them under the provisions of Statement on Auditing Standards No. 61.

          3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 and has discussed with the Company's independent auditors, their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

     James M. Allwin
     Henry H. Fishkind
     James H. Hance, Jr.
     Nelson Schwab III

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

AUDIT FEES

     Aggregate fees for the fiscal year 2001 audit and the reviews of financial statements included in the Company's Forms 10-Q for fiscal year 2001 were approximately $156,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Deloitte & Touche LLP did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

     Aggregate fees for all other services rendered by Deloitte & Touche LLP for the fiscal year ended December 31, 2001 were approximately $966,000, including $171,000 for audit related services and $795,000 for other non-audit services. Audit related services generally included fees for comfort letters and consents to SEC registration statements, accounting consultations, employee benefit plan audits and agreed-upon procedures. Other non-audit services included approximately $783,000 for tax compliance and tax services, as well as fees for executive compensation consultations. The Audit Committee has determined that the provision of these services is compatible with maintaining the auditors' independence.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

     The following table sets forth the beneficial ownership of Common Stock for
(i) the directors and the Named Executive Officers, (ii) the directors (including Independent Directors) and executive officers of the Company as a group, and (iii) each other person who is a stockholder of the Company holding more than a 5% beneficial interest in the Company. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of shares listed represents the number of shares of Common Stock that the person holds plus the number of shares for which Common Units held by the person are redeemable (if the Company elects to issue Common Stock rather than pay cash upon such redemption). The extent to which the persons hold shares of Common Stock as opposed to Common Units is set forth in the footnotes.

                                                            NUMBER OF SHARES                    PERCENT OF
                                                               AND COMMON                       ALL SHARES
NAME AND BUSINESS ADDRESS                                  UNITS BENEFICIALLY    PERCENT OF     AND COMMON
OF BENEFICIAL OWNERS*                                           OWNED(1)        ALL SHARES(2)    UNITS(3)
-------------------------                                  ------------------   -------------   ----------
DIRECTORS AND EXECUTIVE OFFICERS
William B. McGuire, Jr.(4)...............................        997,877             3.60%         3.25%
William F. Paulsen(5)....................................      1,026,283             3.69%         3.34%
Steven R. LeBlanc(6).....................................        432,377             1.58%         1.40%
Michael L. Schwarz(7)....................................        221,404               **            **
Douglas E. Brout(8)......................................        101,739               **            **
Randall M. Ell(9)........................................        106,080               **            **
Gregg D. Adzema(10)......................................         52,551               **            **
James M. Allwin(11)......................................         83,500               **            **
Henry H. Fishkind(12)....................................         35,588               **            **
James H. Hance, Jr.(13)..................................         29,994               **            **
Nelson Schwab III(12)....................................         43,000               **            **
Robert R. Kilroy(14).....................................         90,556               **            **
All Directors and Executive Officers as a Group (11
  persons)(15)...........................................      3,130,393            10.78%         9.98%
5% HOLDER
Morgan Stanley Dean Witter & Co.(16).....................      2,137,835             7.90%         6.98%

---------------
   * Unless otherwise indicated, the address is: c/o Summit Properties Inc., 309 East Morehead Street, Suite 200, Charlotte, NC 28202.

  ** Less than one percent.

 (1) The information in the above chart was provided by the stockholders listed and reflects their beneficial ownership known by the Company as of December 31, 2001. There were 27,050,221 shares of Common Stock outstanding as of such date.

 (2) Assumes that all Common Units held by the person are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the Common Units held by other persons are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. Options to purchase shares of Common Stock that are exercisable within 60 days of December 31, 2001 are deemed outstanding for computing the ownership of each director or executive officer as a percentage of the total number of shares outstanding, but are not deemed outstanding for computing the percentage of any other person.

 (3) Assumes that all Common Units held by the person are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The total number of shares of

     Common Stock and Common Units used in calculating this percentage assumes that all of the Common Units outstanding held by persons other than the Company are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The Common Units held by the Company are not included for purposes of this calculation. As of December 31, 2001, there were 3,558,124 Common Units outstanding held by persons other than the Company. Options to purchase shares of Common Stock that are exercisable within 60 days of December 31, 2001 are deemed outstanding for computing the ownership of each director or executive officer as a percentage of the total number of shares and Common Units outstanding, but are not deemed outstanding for computing the percentage of any other person.

 (4) The indicated ownership includes 620,313 Common Units, 89,800 shares of Common Stock subject to stock options exercisable within 60 days, 391 shares of restricted stock awarded under the 1994 Stock Plan that vest in January 2002, 5,307 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2002, and 156,984 shares of Common Stock owned by certain related family trusts and 70,280 shares of Common Stock owned by a related family foundation, with respect to which 227,264 shares of Common Stock Mr. McGuire disclaims beneficial ownership.

 (5) The indicated ownership includes 596,045 Common Units, 137,600 shares of Common Stock subject to stock options exercisable within 60 days, 782 shares of restricted stock awarded under the 1994 Stock Plan that vest in January 2002, 10,614 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2002, and 39,535 shares of Common Stock owned by Mr. Paulsen's spouse, 97,892 shares of Common Stock owned by certain related family trusts and 75,000 shares of common stock owned by a related family foundation, with respect to which 212,427 shares of Common Stock Mr. Paulsen disclaims beneficial ownership.

 (6) The indicated ownership includes 239,600 shares of Common Stock subject to stock options exercisable within 60 days, 730 shares of restricted stock awarded under the 1994 Stock Plan that vest in January 2002 and 12,937 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2002.

 (7) The indicated ownership includes 109,600 shares of Common Stock subject to stock options exercisable within 60 days and 7,640 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2002.

 (8) The indicated ownership includes 42,400 shares of Common Stock subject to stock options exercisable within 60 days, 1,543 shares of restricted stock awarded under the 1994 Stock Plan that vest on various dates in 2002 and 957 shares of restricted stock awarded under the 1994 Stock Plan that vest on various dates in 2003.

 (9) The indicated ownership includes 50,000 shares of Common Stock subject to stock options exercisable within 60 days and 1,144 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2002.

(10) The indicated ownership includes 21,200 shares of Common Stock subject to stock options exercisable within 60 days, 3,200 shares of restricted stock awarded under the 1994 Stock Plan that vest in four equal annual installments beginning in January 2002, 778 shares of restricted stock awarded under the 1994 Stock Plan that vest in two equal annual installments beginning in January 2002 and 6,196 shares of Common Stock held jointly by Mr. Adzema and his spouse.

(11) The indicated ownership includes 10,000 shares of Common Stock subject to stock options exercisable within 60 days.

(12) The indicated ownership includes 23,000 shares of Common Stock subject to stock options exercisable within 60 days.

(13) The indicated ownership includes 23,000 shares of Common Stock subject to stock options exercisable within 60 days and 1,000 shares of Common Stock held jointly by Mr. Hance and his spouse.

(14) The indicated ownership includes 80,200 shares of Common Stock subject to stock options exercisable within 60 days.

(15) The indicated ownership includes 1,216,358 Common Units and 769,200 shares of Common Stock subject to stock options exercisable within 60 days. Mr. Kilroy is not included in this group because he was not an executive officer of the Company as of December 31, 2001.

(16) This information is based upon a Schedule 13G filed jointly by Morgan Stanley Dean Witter & Co. ("MSDW") and Morgan Stanley Investment Management Inc. ("Morgan Stanley Investment") with the SEC on February 13, 2002 reporting beneficial ownership as of December 31, 2001. MSDW, a parent holding company, has shared voting power over 1,910,335 shares of Common Stock and shared dispositive power over 2,137,835 shares of Common Stock. MSDW's principal business address is 1585 Broadway, New York, NY 10036. Morgan Stanley Investment, an investment adviser and wholly owned subsidiary of MSDW, has shared voting power over 1,649,600 shares of Common Stock and shared dispositive power over 1,877,100 shares of Common Stock. Morgan Stanley Investment's principal business address is 1221 Avenue of the Americas, New York, NY 10020.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     Relationships with Lending Institutions. As discussed above, Messrs. Hance and Schwab serve or have served as officers and directors of lending institutions that have provided financing and related services to the Company on customary terms and conditions. Mr. Hance is Vice Chairman and Chief Financial Officer of Bank of America. During 2001, Mr. Schwab was a member of the Board of Directors of First Union. He no longer serves in such capacity. Bank of America and First Union have provided the Company with credit enhancements on certain of the Company's apartment communities financed with tax-exempt bonds and are both members of a group of banks that provide the Company's $225 million unsecured credit facility. Bank of America also has provided the Company with a construction loan for the development of one of the Company's communities and is buying tax credits related to another project of the Company.

     Property Management Fees. Summit Management Company, a subsidiary of the Company through which the Company performs all of its management and leasing activities (the "Management Company"), provides management services to apartment communities held by partnerships in which affiliates of Messrs. McGuire and Paulsen are general partners. During 2001, the Management Company received management fees of $253,000 in the aggregate for the performance of such services. The fees charged by the Management Company to these partnerships were no less than the fees charged to other third-party recipients of such services.

     Airplane Charter Fees. From time to time, the Company charters an airplane from SMT Aviation, which is 100% owned by Mr. Paulsen. During 2001, the Company paid fees of approximately $25,000 to SMT Aviation.

     Registration of Shares for Resale. In May 2001, the Company registered an aggregate of 2,328,383 shares of Common Stock that may be offered for sale by certain selling stockholders, if and to the extent that the selling stockholders present Common Units for redemption and the Company exercises its right to issue shares of Common Stock to them instead of cash. The 2,328,383 Common Units which may be redeemed for shares of Common Stock were issued in connection with the reorganization of the Company prior to its initial public offering in 1994. Among the selling stockholders are Mr. McGuire (620,313 Common Units) and Mr. Paulsen (596,045 Common Units). To date, no resales have occurred under the registration statement.

     Employment Arrangement with Mr. McGuire. On August 24, 2001, the Company entered into an amended and restated employment agreement with Mr. McGuire, which agreement expires on December 31, 2011. The employment agreement provides that Mr. McGuire's annual base salary, effective as of January 1, 2002 and for the balance of the term of such agreement, will be $200,000 per year unless Mr. McGuire ceases to be an employee member of the Board of Directors of the Company, in which case his annual base salary shall be reduced to $175,000. Mr. McGuire also is entitled to participate in the Company's employee stock option plans and employee benefit plans. During 2001, Mr. McGuire was paid a base salary of $220,000. The Company granted Mr. McGuire options to purchase 12,000 shares of Common Stock, at an exercise price of $24.5625, which options vest in five equal annual installments beginning on January 9, 2001, the date of grant, and expire on January 9, 2011. In addition, Mr. McGuire received 10,614 shares of Common Stock on January 2, 2001 under his 1998 Performance Stock Agreement of which 5,307 shares vested on such date and 5,307 shares vest in two equal annual installments beginning on January 2, 2002.

     The employment agreement with Mr. McGuire provides for certain severance benefits. If Mr. McGuire's employment is terminated by the Company or Mr. McGuire for any or no reason prior to the expiration of the term of the agreement, Mr. McGuire will be entitled to receive his base salary for the remainder of the term. In addition, all stock options and restricted stock held by Mr. McGuire shall become fully vested upon such termination and, subject to the terms of the 1994 Stock Plan, all such stock options shall remain outstanding for the remainder of their original terms. Under such circumstances, any loan from the Company to Mr. McGuire pursuant to the Company's Employee Loan Program shall continue in place for the remainder of its term.

     In addition, Mr. McGuire has entered into a noncompetition agreement with the Company. This agreement contains substantially the same terms as the noncompetition agreements of certain Named Executive Officers described above under the heading "Compensation of Directors and Executive Officers -- Employment and Noncompetition Agreements," except that Mr. McGuire is required to devote only a portion of his business time to the Company.

LOANS TO OFFICERS AND EMPLOYEES

     The Board of Directors of the Company, including the Compensation Committee thereof, believes that ownership of the Company's Common Stock by executive officers and certain other qualified employees of the Company and its subsidiaries aligns the interests of such officers and employees with the interests of the stockholders of the Company. To further such goal of aligning the interests of such officers and employees with the interests of the stockholders of the Company, the Board of Directors on September 8, 1997 approved and the Company instituted a loan program. The Board of Directors has amended the terms of the loan program from time to time since its inception. Currently, the Company may lend amounts to or on behalf of certain of the Company's executive officers and key employees (hereinafter, a "Loan") for one or more of the following purposes: (i) to finance the purchase of Common Stock on the open market at then-current market prices; (ii) to finance an employee's payment of the exercise price of one or more stock options to purchase shares of Common Stock granted to such employee under the 1994 Stock Plan; or (iii) to finance the annual tax liability or other expenses of an executive officer related to the vesting of shares of Common Stock which constitute a portion of a restricted stock award granted to such executive officer under the 1994 Stock Plan.

     At no time may the maximum aggregate outstanding balance of loans to an executive officer exceed $500,000 (unless such limit is otherwise waived by the Board of Directors or the Compensation Committee thereof), and at no time may the maximum aggregate outstanding balance of loans to a qualified employee exceed $200,000 (unless similarly waived). The Board of Directors has chosen to increase such limit for certain individuals. As of December 31, 2001, the limits were $500,000 for Mr. McGuire, $1,000,000 for Mr. Paulsen, $3,000,000 for Mr. LeBlanc, $1,750,000 for Mr. Schwarz, $950,000 for Messrs. Brout, Ell and

Downey, and $450,000 for Mr. Adzema. As of December 31, 2001, Loans had been extended to Messrs. McGuire and Paulsen and each of the Company's executive officers for the purpose of financing the purchase of Common Stock or the payment of the annual tax liability related to the vesting of shares of Common Stock which constitute a portion of a restricted stock award.

     The relevant executive or employee shall execute a Promissory Note and Security Agreement (the "Note") related to each Loan made by the Company. Each Note bears interest at a rate established on the date of the Note. In all cases, the interest rate shall be fixed and the Note shall become due and payable in full no later than the tenth anniversary of the Note (the "Maturity Date"). Shares of Common Stock, which are the subject of a Loan, serve as collateral (the "Collateral Stock") for the Note until such time as the Note has been paid in full. Until the Maturity Date, the executive or employee to whom a Loan has been extended will only be required to repay such Loan through the application to the outstanding Loan balance of all dividends and distributions related to the Collateral Stock, first to interest, and the remainder, if any, to outstanding principal. Unless otherwise determined by the Board of Directors or the Compensation Committee, all Loans made by the Company will be full recourse against the executive officer or employee. All of the outstanding Loans extended by the Company are full recourse against the applicable executive officer or employee.

     From the inception of the Employee Loan Program through December 31, 2001, the Company has extended Loans totaling approximately $18,570,000 to its executive officers and employees, including Loans with the aggregate original principal amounts of $499,814 to Mr. McGuire, $999,995 to Mr. Paulsen, $2,961,060 to Mr. LeBlanc, $1,676,846 to Mr. Schwarz, $965,043 to Mr. Brout,
$964,591 to Mr. Ell, $467,004 to Mr. Adzema and $964,854 to Mr. Downey. At no time did the aggregate outstanding balances of these Loans exceed the individual loan maximums set forth above.

     - Loans to Messrs. McGuire and Paulsen in the original principal amounts of $499,814 and $999,995, respectively, bear interest at 6.21% per year (made in January 2000). As of December 31, 2001, the principal amount outstanding was $470,000 and $940,346, respectively.

     - Loans to Mr. LeBlanc in the original principal amount of (i) $960,578 bear interest at 5.57% per year (made in August 1998), (ii) $1,000,487 bear interest at 4.71% per year (made in February 1999), and (iii) $999,995 bear interest at 6.21% per year (made in January 2000). As of December 31, 2001, the aggregate principal amount outstanding was $2,672,458.

     - Loans to Mr. Schwarz in the original principal amount of (i) $404,044 bear interest at 6.13% per year (made in January 1998), (ii) $55,838 bear interest at 5.68% per year (made in July 1998), (iii) $17,425 bear interest at 5.56% per year (made in August 1998), (iv) $450,004 bear interest at 4.71% per year (made in February 1999), (v) $499,969 bear interest at 6.21% per year (made in January 2000), (vi) $57,750 bear interest at 6.40% per year (made in May 2000), (vii) $99,973 bear interest at 6.33% per year (made in August 2000) and (viii) $91,843 bear interest at 6.01% per year (made in November 2000). As of December 31, 2001, the aggregate principal amount outstanding was $1,550,960.

     - Loans to Mr. Brout in the original principal amount of (i) $90,000 bear interest at 5.27% per year (made in July 1999), (ii) $750,011 bear interest at 6.21% per year (made in January 2000) and (iii) $125,032 bear interest at 5.07% per year (made in February 2001). As of December 31, 2001, the aggregate principal amount outstanding was $903,539.

     - Loans to Mr. Ell in the original principal amount of (i) $50,000 bear interest at 5.98% per year (made in April 1998), (ii) $50,000 bear interest at 4.64% per year (made in January 1999), (iii) $8,000 bear interest at 6.30% per year (made in January 2000), (iv) $125,354 bear interest at 6.21% per year (made in January 2000), (v) $125,045 bear interest at 6.40% per year (made in May 2000), (vi) $499,160 bear interest at 6.01% per year (made in November 2000) and (vii) $107,032 bear interest at 5.07% per year (made in February 2001). As of December 31, 2001, the aggregate principal amount outstanding was $925,171.

     - Loans to Mr. Adzema in the original principal amount of (i) $85,000 bear interest at 5.68% (made in July 1998), (ii) $21,000 bear interest at 5.27% (made in July 1999), (iii) $250,004 bear interest at 6.21% (made in January 2000) and (iv) $111,000 bear interest at 5.07% (made in February
       2001). As of December 31, 2001, the aggregate principal amount outstanding was $430,190.

     - Loans to Mr. Downey in the original principal amount of (i) $90,000 bear interest at 4.64% (made in January 1999), (ii) $15,000 bear interest at 5.27% (made in July 1999), (iii) $750,011 bear interest at 6.21% (made in January 2000) and (iv) $109,843 bear interest at 6.01% (made in November
       2000). As of December 31, 2001, the aggregate principal amount outstanding was $896,470.

     In addition, Loans were extended to Mr. Kilroy in the original principal amount of (i) $749,897 bearing interest at 6.40% per year (made in May 2000) and
(ii) $199,923 bearing interest at 6.33% per year (made in August 2000). As of December 31, 2001, the aggregate principal amount outstanding was $196,929, as Mr. Kilroy paid in full the outstanding balance of the $749,897 Loan on December 12, 2001. Pursuant to the terms of the applicable Note, the $199,923 Loan (including all accrued interest) is required to be repaid in full no later than 120 days subsequent to Mr. Kilroy's departure from the Company.

                                 OTHER MATTERS

INDEPENDENT AUDITORS

     The accounting firm of Deloitte & Touche LLP has served as the Company's and its predecessors' independent auditors since August 15, 1993. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

     Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the 2003 annual meeting of stockholders must be received in writing by the Company by November 25, 2002. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposals should be mailed to:
Summit Properties Inc., 309 East Morehead Street, Suite 200, Charlotte, NC 28202, Attn: Secretary.

     Stockholder proposals to be presented at the 2003 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received in writing by the Company not earlier than January 14, 2003 nor later than February 13, 2003, unless the 2003 annual meeting of stockholders is scheduled to take place on or before March 14, 2003. The Company's Bylaws provide that any stockholder wishing to nominate a director or have a stockholder proposal, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of stockholders (the "Anniversary Date"); provided, however, that in the event that the annual meeting is scheduled to be held more than 60 calendar days prior to the Anniversary Date, such nominations or proposals must be delivered to the Company not earlier than 120 days or later than 90 days prior to the earlier date or, if later, the tenth day following the date on which public announcement of the date of such meeting is first made. Notwithstanding the foregoing, in the event the number of directors of the Company is increased and there is no public announcement made by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the Anniversary Date, stockholder nominations for such directors may be delivered to the Company not later than the tenth day following the date on which such public announcement is first made by the Company. Proposals must also comply with the other requirements contained in the Company's Bylaws, including supporting documentation and other information. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority. Any such proposals should be mailed to: Summit Properties Inc., 309 East Morehead Street, Suite 200, Charlotte, NC 28202, Attn: Secretary.

OTHER MATTERS

     The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

     REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                            - FOLD AND DETACH HERE -

     PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS OF SUMMIT PROPERTIES INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
                     MAY BE REVOKED PRIOR TO ITS EXERCISE.

The undersigned hereby appoints Michael L. Schwarz and Michael G. Malone, and each of them acting separately, proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Stockholders of Summit Properties Inc. (the "Annual Meeting") to be held on Tuesday, May 14, 2002 and at any and all adjournments and postponements thereof, to vote all shares of the capital stock of Summit Properties Inc. held of record by the undersigned on March 6, 2002, as if the undersigned were present and voting shares. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and the 2001 Annual Report to Stockholders.

1. To elect two Class II directors to serve until the 2005 annual meeting of stockholders and until their respective successors are duly elected and qualified. Nominees:

           Steven R. LeBlanc         FOR [ ]                   WITHHELD [ ]
           Nelson Schwab III         FOR [ ]                   WITHHELD [ ]

2. To consider and act upon any matters incidental to the foregoing or any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

                           (CONTINUED ON OTHER SIDE)

                            - FOLD AND DETACH HERE -

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1 ABOVE AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

DATED                           , 2002
      -------------------------

                                              ----------------------------------
                                                         (Signature)

                                              ----------------------------------
                                                 (Signature if held jointly)

                                              (Please date this Proxy and sign
                                              exactly as your name appears
                                              hereon. When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, please give your full
                                              title. If there is more than one
                                              trustee, all should sign. All
                                              joint owners should sign.)

                                              I PLAN TO ATTEND THE MEETING [ ]